Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-258942
Prospectus Supplement No. 1
(To Prospectus dated September 8, 2021)
Doma Holdings, Inc.
UP TO 17,333,333 SHARES OF COMMON STOCK ISSUABLE UPON
THE EXERCISE OF WARRANTS
UP TO 299,494,800 SHARES OF COMMON STOCK
UP TO 5,833,333 WARRANTS
This prospectus supplement updates, amends and supplements the prospectus dated September 8, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258942). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 17,333,333 shares of common stock that are issuable upon the exercise of the warrants consisting of (i) up to 11,500,000 shares of common stock that are issuable upon the exercise of the public warrants and (ii) up to 5,833,333 shares of common stock that are issuable upon the exercise of the private placement warrants and (2) the offer and sale, from time to time, by the Selling Securityholders identified in the Prospectus, or their permitted transferees, of (a) up to 299,494,800 shares of common stock, consisting of (i) up to 30,000,000 PIPE shares; (ii) up to 235,346,689 of Old Doma stockholder shares; (iii) up to 5,302,659 Sponsor shares; (iv) up to 5,833,333 shares of common stock issuable upon the exercise of the private placement warrants; (v) up to 1,024,912 shares of exchanged restricted common stock; (vi) up to 7,637,876 shares of common stock reserved for issuance upon the exercise of options; (vii) up to 13,023,667 Earnout Shares; and (viii) up to 1,325,664 Sponsor Covered Shares and (b) up to 5,833,333 private placement warrants.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Please keep this prospectus supplement with your Prospectus for future reference.
We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced reporting requirements.
Doma Holdings, Inc.’s common stock and warrants are quoted on the New York Stock Exchange under the symbols “DOMA” and “DOMA.WS,” respectively. On November 5, 2021, the closing prices of our common stock and warrants were $6.59 and $1.24, respectively.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 12 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 8, 2021
_________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 2, 2021

DOMA HOLDINGS, INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-39754	84-1956909
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Mission Street, Suite 740
San Francisco, California 94105
(Address of principal executive offices) (Zip code)

650-419-3827
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DOMA	The New York Stock Exchange
Warrants to purchase common stock	DOMA.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2021, Doma Holdings, Inc. (the “Company”) announced that Christopher Morrison, the Company’s Chief Operating Officer, has changed roles, effective as of such date, to take on a new position as the Company’s chief business officer (“Chief Business Officer”). As Chief Business Officer, Mr. Morrison will focus on the next phase of the Company’s growth with an emphasis on evaluating and executing strategic business partnerships and merger and acquisition opportunities; Mr. Morrison will no longer serve as Chief Operating Officer.
Mr. Morrison, age 32, most recently served as the Company’s Chief Operating Officer from May 2017 to November 2, 2021. Prior to working for the Company, from July 2012 until April 2017, he served in various roles at McKinsey & Company, a management-consulting firm, including most recently as Associate Partner. Mr. Morrison received his B.A. in Economics from Amherst College.
Mr. Morrison’s compensation will remain unchanged from the previously disclosed information described in (i) the Company’s SEC filings, including under “Executive and Director Compensation” in the Company’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-258942), filed on September 3, 2021, and (ii) his employment contract (attached as an exhibit thereto), and such information is incorporated by reference herein.
Mr. Morrison has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.
As previously disclosed in the Company’s Current Report on Form 8-K filed on August 3, 2021, Mr. Morrison entered into the same form of indemnification agreement with the Company as the Company’s directors and certain of the Company’s other officers, which agreement supplements the indemnification provisions of the Company’s charter. Such agreement remains in full force and effect.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.
10.1^
Employment Agreement between Doma Holdings, Inc. and Christopher Morrison (incorporated by reference to Exhibit 10.43 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-258942), filed with the SEC on September 3, 2021 (“Amendment No. 1 to the S-1”).

10.2^	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2021).

^    Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2021

By:	/s/ Eric Watson
Name:	Eric Watson
Title:	General Counsel & Secretary